FOR IMMEDIATE RELEASE
Telephone: 609-561-9000
Investor Relations/Media Contact: Marissa Travaline x4227
e-mail: mtravaline@sjindustries.com

SJI Reports FY and Q4 2017 Results;
Announces 2018 Guidance

Folsom, NJ, February 22, 2018 - South Jersey Industries (NYSE: SJI) today announced results for the full year and fourth quarter of 2017. GAAP income and Economic Earnings* for both periods are presented in the chart below, as compared with the same periods in 2016.

	2017	2016
GAAP (loss)/income from continuing operations - FY	$(3.4) million	$119.1 million
GAAP income from continuing operations - Q4	$4.0 million	$46.0 million
GAAP EPS per diluted share - FY	$(0.04)	$1.56
GAAP EPS per diluted share - Q4	$0.05	$0.58

Economic Earnings - FY	$ 98.1 million	$102.8 million
Economic Earnings - Q4	$40.0 million	$33.2 million
Economic EPS per diluted share - FY	$1.23	$1.34
Economic EPS per diluted share - Q4	$0.50	$0.42

“2017 results reflect both strong growth in our core business lines and continued progress toward the key principles of our strategic plan,” said SJI President and CEO Michael J. Renna. “Results across SJI-from a successful base rate case and customer growth of 1.6% in our utility, to strong performance from our wholesale marketing and fuel management businesses, to the advancement of PennEast, and our pending acquisition of Elizabethtown Gas and Elkton Gas-underscore this performance and our commitment to high quality earnings growth.

“Performance in 2017 provides the foundation for a strong 2018 while also driving us towards achieving our 2020 targets. We expect to deliver, exclusive of any impacts from the Elizabethtown Gas and Elkton Gas acquisitions, Economic Earnings per share of $1.57 - $1.65 in 2018,” Renna added. “Guidance reflects roughly $0.06 related to tax reform and $0.10 attributable to the extreme cold experienced in early January. We will update guidance to include Elizabethtown Gas and Elkton Gas upon final regulatory approval of the acquisitions.”

* SJI uses the non-GAAP measure of Economic Earnings when discussing results. A full explanation and reconciliation of this non-GAAP measure is provided under “Explanation and Reconciliation of Non-GAAP Financial Measures.”

CONTRIBUTIONS TO EARNINGS
The following chart outlines our 2017 Economic Earnings composition and our targeted composition for 2018, excluding the impact of pending acquisitions. Non-utility projections reflect the benefits realized from cold weather in January, driving an anticipated increase from this area of the business in 2018.

Business Lines	Contribution to 2017 Economic Earnings	Expected Contribution to 2018 Economic Earnings
Regulated Gas Utility Operations Midstream	74 percent 5 percent	63 - 67 percent 2 - 5 percent
Non-Utility SJ Energy Group	22 percent	28 - 33 percent
SJ Energy Services Other	(3) percent 2 percent	(1) - 3 percent

Earnings for the fourth quarter and full year benefitted from strong performance at the utility, contributions from PennEast in our Midstream segment, and growth in our wholesale gas marketing and fuel management businesses. Economic Earnings in 2017 totaled $98.1 million as compared to $102.8 million in 2016, despite our exit from renewable energy development and the subsequent elimination of $9.1 million of investment tax credits that benefitted 2016 earnings.

Full year GAAP earnings in 2017 reflect the significant impacts associated with the recent reduction in the federal corporate income tax rate from 35 percent to 21 percent that became effective January 1. In accordance with the change in the federal corporate income tax rate, SJI and SJG revalued deferred tax assets and liabilities, resulting in SJI recording a $13.5 million income tax benefit for the decrease of its net deferred tax liabilities for the year ended December 31, 2017. SJG also recorded a $263.8 million decrease in its deferred tax liabilities, which resulted in an increase to SJG's regulatory liabilities as of year-end.

GAAP results also include additional non-cash charges for the full year totaling $56.1 million, after tax, and $29.0 million for the fourth quarter, related to solar impairments stemming from revised assumptions regarding SREC values and electricity prices in New Jersey, as well as from a write-down of the carrying value of underperforming landfill assets of $19 million. These items were excluded from Economic Earnings.

The following provides a more detailed discussion of performance from each area of the business.

REGULATED BUSINESS PERFORMANCE
SOUTH JERSEY GAS:
Full year utility net income of $72.6 million exceeded prior year results of $69.0 million. For the fourth quarter of 2017, the utility contributed $29.6 million to earnings, as compared with $22.9 million for the same period in 2016. Contributions from our recent base rate case, our accelerated infrastructure investment programs, and strong customer growth drove year over year improvements. There is no difference between SJG’s GAAP net income and Economic Earnings.

Customer Growth:
The utility added 6,008 net customers in the last 12 months, representing a growth rate of 1.6% and bringing our current customer count to 383,633. We continue to experience strong conversion activity, as well as a strengthening housing market which, when coupled with slightly increased demand from commercial customers, produced incremental net margin of $2.4 million.

Regulatory Update:
South Jersey Gas settled a base rate case in October 2017. Since the previous case, we had invested more than $410 million in our infrastructure to ensure the continued safety and reliability of our distribution and transmission systems, as well as to address the growing demand for natural gas service in our area. The resulting case granted SJG a $39.5 million revenue increase, which contributed $6.0 million of net income in 2017 and is expected to add an incremental $14.8 million to utility earnings in 2018.

Another key driver of utility earnings is our continued commitment to modernizing our distribution system. In November, SJG filed a petition with the New Jersey Board of Public Utilities (NJBPU) to extend our Storm Hardening and Reliability Program (SHARP). Under the three-year program, SJG hopes to invest more than $110 million through four specific projects to enhance the safety, redundancy, and resiliency of our distribution system within our coastal communities.

For the full year 2017, investments under SHARP and our Accelerated Infrastructure Replacement Program (AIRP) totaled nearly $95 million. These investments provided approximately $4.2 million in incremental net income in 2017 as compared with $5.2 million of incremental income for the same period in 2016.

Finally, the appeal of the regulatory approval for our Cape Atlantic Reliability line, intended to provide natural gas to the former BL England facility, currently awaits the outcome of an appeal process within the state’s Superior Court. We remain confident that the reliability and environmental benefits this vital project will provide the region will lead to its approval and the initiation of construction later this year.

SJI MIDSTREAM:

In January 2018, the Federal Energy Regulatory Commission (FERC) issued a certificate of public convenience and necessity for the PennEast Pipeline. Pending receipt of the state and bi-state approvals that are still needed, construction is expected to begin in 2018. With FERC’s environmental and economic review now complete, customers are one step closer to receiving the significant reliability and cost savings benefits that the PennEast pipeline affords. Such benefits will help protect consumers in our area from the expense of natural gas prices that have been as much as 30 times higher during peak usage periods than the prices in the production area that the PennEast pipeline will access.

Year-to-date, SJI Midstream contributed $4.6 million to Economic Earnings, with $0.9 million added in the fourth quarter. These results represent the benefit from AFUDC associated with our investment in PennEast.

NON-UTILITY BUSINESS PERFORMANCE
SJ ENERGY GROUP:
The following table details the quarterly and full year contributions to earnings from our wholesale and retail commodity business, South Jersey Energy Group (SJEG):

	2017	2016
SJEG GAAP (loss) income from continuing operations - FY	$(21.8) million	$33.6 million
SJEG GAAP income from continuing operations - Q4	$5.1 million	$19.5 million

SJEG Economic Earnings from continuing operations - FY	$21.3 million	$17.7 million
SJEG Economic Earnings from continuing operations - Q4	$11.7 million	$7.3 million

For the full year, South Jersey Energy Group contributed $21.3 million of Economic Earnings, compared with $17.7 million in 2016. In the fourth quarter, SJEG Economic Earnings totaled $11.7 million as compared to Economic Earnings of $7.3 million in the fourth quarter of 2016.

Performance for the quarter reflects an ability to optimize our portfolio of wholesale assets during the record cold temperatures experienced in the last week of December. Year over year performance was driven, in large part, by growth in our fuel management portfolio where we now serve six facilities. With three additional fuel supply management contracts expected to come on line in 2018, this business continues to be well-positioned to drive high-quality, low-risk, repeatable earnings growth.

SJ ENERGY SERVICES:

The following table details the quarterly and full year contributions to earnings from our energy production business, South Jersey Energy Services (SJES):

	2017	2016
SJES GAAP (loss) income from continuing operations - FY	$(59.8) million	$16.8 million
SJES GAAP (loss) income from continuing operations - Q4[1]	$(30.9) million	$3.9 million

SJES Economic Earnings from continuing operations - FY	$(2.8) million	$16.5 million
SJES Economic Earnings from continuing operations - Q4	$(2.8) million	$3.3 million

1 Reflects after-tax charges related to solar impairments and write-down of landfill assets.

Year to date, the contribution from South Jersey Energy Services reflects an Economic Earnings loss of $2.8 million as compared to a contribution of $16.5 million in 2016. Fourth quarter results reflect a loss of $2.8 million of Economic Earnings, as compared to Economic Earnings of $3.3 million for the same period in 2016. Several factors impacted year-over-year performance, including the cessation of our renewable project development efforts. As a result, there were no Investment Tax Credits (ITCs) from solar development reflected in 2017 results. However, ITCs provided a $9.1 million and $4.5 million benefit to full year and fourth quarter 2016 Economic Earnings, respectively.

In 2017, our solar portfolio generated 240,332 solar renewable energy credits (SRECs) as compared with 224,737 in the same period in 2016. The full year contribution from this production was partially offset by the softening of SREC prices in the Maryland market.

CONFERENCE CALL / WEBCAST DETAILS
To participate in the conference call at 11:00 AM ET on Friday, February 23, 2018, please pre-register by going to the South Jersey Industries website, http://www.sjindustries.com, and clicking on Investors, to access the pre-registration link. This will allow you to generate a PIN to expedite your inclusion into the conference call when dialing in. On the day of the call, dial 1-888-680-0865 approximately 15 minutes ahead of the scheduled call time; enter the participant pass code 42585025 and the PIN you received during pre-registration. International callers may dial 1-617-213-4853; enter the participant pass code 42585025 and the PIN you received during pre-registration.

To listen to the live webcast simply visit the South Jersey Industries website at http://www.sjindustries.com, and scroll down to the “Webcasts and Presentations” section where you will find the link to participate.

FORWARD LOOKING STATEMENT
Certain statements contained in this news release may qualify as “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this Report should be considered forward-looking statements made in good faith by South Jersey Industries (SJI or the Company) and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release, or any other of the Company's documents or oral presentations, words such as “anticipate,” “believe,” “expect,” “estimate,” “forecast,” “goal,” “intend,” “objective,” “plan,” “project,” “seek,” “strategy” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. These risks and uncertainties include, but are not limited to the risks set forth under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K. These cautionary statements should not be construed by you to be exhaustive and they are made only as of the date of this Report. While the Company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. Further, SJI undertakes no obligation to update or revise any of its forward-looking statements whether as a result of new information, future events or otherwise.

ABOUT SOUTH JERSEY INDUSTRIES
South Jersey Industries (NYSE: SJI), an energy services holding company based in Folsom, NJ, delivers energy solutions to its customers through three primary subsidiaries. South Jersey Gas delivers safe, reliable, affordable natural gas and promotes energy efficiency to approximately 383,000 customers in southern New Jersey. SJI’s non-utility businesses within South Jersey Energy Solutions promote efficiency, clean technology and renewable energy by providing customized wholesale commodity marketing and fuel management services; acquiring and marketing natural gas and electricity for retail customers; and developing, owning and operating on-site energy production facilities. SJI Midstream houses the company’s interest in the PennEast Pipeline Project. Visit http://www.sjindustries.com for more information about SJI and its subsidiaries.

EXPLANATION AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
This news release includes the financial measures of Economic Earnings and Economic Earnings per share, which are not prepared in accordance with generally accepted accounting principles in the United States (GAAP), when evaluating the results of operations for its nonutility operations. These non-GAAP financial measures should not be considered as an alternative to GAAP measures, such as net income, operating income, earnings per share from continuing operations or any other GAAP measure of liquidity or financial performance.

We define Economic Earnings as: Income from continuing operations, (a) less the change in unrealized gains and plus the change in unrealized losses on all derivative transactions; (b) less realized gains and plus realized losses on all commodity derivative transactions attributed to expected purchases of gas in storage to match the recognition of these gains and losses with the recognition of the related cost of the gas in storage in the period of withdrawal; (c) less the impact of transactions or contractual arrangements where the true economic impact will be realized in a future period; (d) as adjusted by the impact of a May 2017 jury verdict stemming from a pricing dispute with a gas supplier over costs, including interest charges and legal fees incurred; (e) as adjusted by the impact of a settlement of an outstanding legal claim stemming from a dispute related to a three-year capacity management contract with a counterparty, including legal fees incurred; (f) as adjusted by the impact of a favorable FERC decision over a tariff rate dispute with a counterparty, including interest earned; and (g) as adjusted for various costs related to the agreement to acquire the assets of Elizabethtown Gas and Elkton Gas.

Economic Earnings is a significant performance metric used by our management to indicate the amount and timing of income from continuing operations that we expect to earn after taking into account the impact of derivative instruments on the related transactions, and transactions or contractual arrangements where the true economic impact will be realized primarily in a future period or was realized in a previous period. Specifically regarding derivatives, we believe that this financial measure indicates to investors the profitability of the entire derivative related transaction and not just the portion that is subject to mark-to-market valuation under GAAP. We believe that considering only the change in market value on the derivative side of the transaction can produce a false sense as to the ultimate profitability of the total transaction as no change in value is reflected for the non-derivative portion of the transaction.

The following table presents a reconciliation of SJI's income from continuing operations and earnings per share from continuing operations to Economic Earnings and Economic Earnings per share for the three and twelve months ended December 31, 2017 and 2016:

	Three Months Ended December 31	Twelve Months Ended December 31
	In thousands except per share data
	2017	2016	2017	2016

Income/(Loss) from Continuing Operations	$4,009	$46,008	$(3,404)	$119,061
(Minus)/Plus:
Unrealized Mark-to-Market Losses/(Gains) on Derivatives	15,150	(22,001)	14,226	(27,550)
Realized Losses on Inventory Injection Hedges	---	696	332	683
Unrealized Loss on Property, Plant and Equipment (A)	47,083	---	91,299	---
Net (Gains) Losses from Legal Proceedings (B)	(5,824)	---	56,075	---
Acquisition Costs (C)	19,564	---	19,564	---
Other (D)	(41)	(41)	2,227	(165)
Income Taxes (E)	(28,521)	8,538	(70,834)	10,813
Additional Tax Adjustments (F)	(11,420)	---	(11,420)	---

Economic Earnings	$39,999	$33,200	$98,065	$102,842

Earnings Per Share from Continuing Operations	$0.05	$0.58	$(0.04)	$1.56
(Minus)/Plus:
Unrealized Mark-to-Market Losses/(Gains) on Derivatives	0.19	(0.28)	0.18	(0.36)
Realized Losses on Inventory Injection Hedges	---	0.01	---	0.01
Unrealized Loss on Property, Plant and Equipment (A)	0.59	---	1.14	---
Net (Gains) Losses from Legal Proceedings (B)	(0.08)	---	0.70	---
Acquisition Costs (C)	0.25	---	0.25	---
Other (D)	---	---	0.03	----
Income Taxes (E)	(0.36)	0.11	(0.89)	0.13
Additional Tax Adjustments (F)	(0.14)	---	(0.14)	---

Economic Earnings Per Share	$0.50	$0.42	$1.23	$1.34

The following table presents reconciliations of GAAP income from continuing operations to Economic Earnings and prior year comparisons for our non-utility businesses for the three and twelve months periods ended December 31, 2017 and 2016:

	Three Months Ended December 31	Twelve Months Ended December 31
	In thousands except per share data
	2017	2016	2017	2016

South Jersey Energy Group Income/(Loss) from Continuing Operations	$5,153	$19,479	$(21,777)	$33,619
(Minus)/Plus
Unrealized Mark-to-Market Losses/(Gains) on Derivatives	15,517	(20,959)	13,947	(27,170)
Realized Losses on Inventory Injection Hedges	---	696	332	683
Net (Gains) Losses from Legal Proceedings (B)	(5,824)	---	56,075	---
Income Taxes (E)	(3,178)	8,105	(27,298)	10,593

South Jersey Energy Group Economic Earnings	$11,668	$7,321	$21,279	$17,725

South Jersey Energy Services Income/(Loss) from Continuing Operations	$(30,963)	$3,903	$(59,859)	$16,840
(Minus)/Plus
Unrealized Mark-to-Market Losses/(Gains) on Derivatives	(367)	(1,042)	279	(380)
Unrealized Loss on Property, Plant and Equipment (A)	47,083	----	91,299	---
Other (D)	(41)	(41)	2,227	(165)
Income Taxes (E)	(18,508)	433	(36,692)	217

South Jersey Energy Services Economic Earnings	$(2,796)	$3,253	$(2,746)	$16,512

(A) Represents several impairment charges recorded during the year, including impairments on solar generating facilities, landfill gas-to-energy (LFGTE) long-lived assets, LFGTE assets customer relationships, and goodwill. The economic impact of these charges will not be realized until a future period.

(B) Represents net losses from three separate legal proceedings: (a) $55.6 million of pre-tax charges, including interest and legal fees, resulting from a ruling in a legal proceeding related to a pricing dispute between SJI and a gas supplier that began in October 2014; (b) a $9.8 million pre-tax charge, including legal fees, resulting from a settlement with a counterparty over a dispute related to a three-year capacity management contract; and (c) a $9.3 million pre-tax gain taken in the fourth quarter, resulting from a favorable FERC decision, including interest, over a tariff rate dispute with a counterparty, whereby SJI contended that the counterparty was overcharging for storage demand charges over a ten-year period. Since these net losses relate to transactions that primarily occurred in prior periods, these net losses are excluded from Economic Earnings.

(C) Represents costs incurred on the agreement to acquire the assets of Elizabethtown Gas and Elkton Gas. Since the economic impact will not be realized until future periods, this amount is excluded from Economic Earnings.

(D) Included in this amount are amendments made to an existing interest rate derivative linked to unrealized losses previously recorded in Accumulated Other Comprehensive Loss (AOCL), which SJI reclassified from AOCL to Interest Charges on the consolidated statements of income as a result of the prior hedged transactions being deemed probable of not occurring. Since the economic impact will not be realized until future periods, this amount is excluded from Economic Earnings. Also included is additional depreciation expense within Economic Earnings on two solar generating facilities where an impairment charge was recorded within Income from Continuing

Operations, which reduced the depreciable basis and recurring depreciation expense on these facilities. These impairment charges were excluded from Economic Earnings and, therefore, the related reduction in depreciation expense is being added back.

(E) Determined using a combined average statutory tax rate of approximately 39% for 2017 and 40% for 2016.

(F) Represents one-time tax adjustments, most notably for Tax Reform, which was signed into law in December 2017.